Exhibit 99.1

First Investors Reports Second Quarter Earnings

          HOUSTON, Dec. 6 /PRNewswire-FirstCall/ -- First Investors Financial Services (OTC Bulletin Board: FIFS) today reported net income of $1,295,066, or $0.29 per share for the three months ended October 31, 2006, and $2,031,471, or $0.45 per share for the six months ended October 31, 2006. This compares to the $764,640, or $0.17 per share, for the three months ended October 31, 2005, and $1,689,504, or $0.38 per share, reported for the six months ended October 31, 2005.  The results for the current year period include a $668,712 gain associated with the reduction in an allowance for uncertain tax position related to prior tax returns, which served to lower tax expense for the three and six month periods.  Adjusting for this gain, net income for the three months ended October 31, 2006 was $626,354 or $0.15 per share and $1,362,759 or $0.31 per share for the six months ended October 31, 2006.  Net income for the three and six months ended October 31, 2006 was positively affected by growth in net interest income as a result of continued growth in the portfolio of receivables held for investment.  These factors were offset by a higher provision for credit losses associated with growth in the loan portfolio and higher net charge-offs.  In addition, operating expenses increased as a result of higher mail volumes in the Company’s direct lending segment and a reduction in the amount of loan origination costs which are eligible for capitalization.

          As of October 31, 2006, First Investors’ portfolio of receivables held for investment, net increased 16.0% to $437.9 million, as compared to April 30, 2006.  For the six months ended October 31, 2006, the Company reported new origination volume of $149.7 million, which represents an increase of 2.5% over the $146.1 million originated during the prior year period.   Net interest income increased 17.4% and 22.6% during the three and six months ended October 31, 2006, respectively, due to growth in the average portfolio of receivables held for investment.  This was partially offset by an increase in the total cost of debt.  Total operating expenses increased 13.8% and 16.4% during the three month and six month periods, respectively, due to expenses associated with the increase in origination volume.  The delinquency rate by dollars of delinquent accounts decreased from 0.5% at October 31, 2005 to 0.4% at October 31, 2006, reflecting continued improvement in underwriting performance.  The annualized charge-off rate for the six months ended October 31, 2006 decreased to 2.4%, compared to 2.6% for the six months ended October 31, 2005, reflecting an increase in collections on charged-off accounts which offset slightly lower recovery rates on repossessed vehicles as compared to the 2005 period.

          Tommy A. Moore, Jr., President and CEO, stated, “We continue to be pleased with our financial results and the overall credit quality of our portfolio and though origination volume for the quarter was slightly below expectations, we continue to feel good about our originations and portfolio growth throughout the remainder of the year.  Our earnings for the quarter were adversely impacted by higher postage and printing expenses related to our direct lending segment.  During October, we increased mail volume significantly in order to stimulate origination growth in this channel and, as a result, produced record origination volume in our direct channel in November, which should positively impact third quarter results. Further, provision expense was up period over period due to growth in the portfolio, delinquency and annualized net charge- off rates experienced during the second quarter continue to be favorable to last year.”

          First Investors is a specialized consumer finance company engaged in the origination and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale or refinance of new and late-model used vehicles.  The Company is headquartered in Houston, Texas and operates in 28 states.

          The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements involve a number of risks and uncertainties.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

First Investors Financial Services Group, Inc.
Condensed Consolidated Statements of Operations and Selected Data (Unaudited)
Dollars in thousands, except per share data

	For the Three Months Ended October 31,		For the Six Months Ended October 31,

	2006	2005	2006	2005

Interest Income	$13,374	$9,915	$25,705	$18,412
Interest Expense	5,813	3,476	11,020	6,436
Net Interest Income	7,561	6,439	14,685	11,976
Provision for Credit Losses	2,677	2,065	5,195	3,716
Income after Provision for Credit Losses	4,884	4,374	9,490	8,260
Servicing revenue	312	495	676	1,073
Other finance charges and fees	825	598	1,560	1,106
Insurance products	268	263	481	554
Income from investment	188	111	255	237
Other interest income	454	284	860	533
Other income	—	242	—	387
Unrealized gain on interest rate derivative positions	—	23	—	20
Total other income	2,047	2,016	3,832	3,910
Total operating expenses	5,901	5,186	11,070	9,509
Income before Provision for Income Taxes	1,030	1,204	2,252	2,661
Provision for income taxes	(265)	439	221	971
Net Income	$1,295	$765	$2,031	$1,690
Basic Net Income Per Common Share	$0.29	$0.17	$0.45	$0.38
Diluted Net Income Per Common Share	$0.27	$0.17	$0.42	$0.37
Other Operating Data
Average Principal Balance of Receivables Held for Investment	$417,196	$310,276	$402,098	$288,749
Total Managed Receivables			501,915	467,320
Originations Volume	70,902	66,089	149,722	146,053
Effective Yield on Receivables Held for Investment	12.8%	12.8%	12.8%	12.8%
Average Cost of Debt	5.6%	4.5%	5.5%	4.5%
Weighted Average Number of Basic Shares Outstanding (in thousands)	4,474	4,439	4,466	4,425
Weighted Average Number of Diluted Shares Outstanding (in thousands)	4,807	4,622	4,797	4,558

	October 31, 2006	April 30, 2006

Financial Position
Cash and Short-Term Investments	$3,176	$3,380
Restricted Cash	35,683	25,538
Receivables Held for Investment, net	437,920	377,399
Assets Held for Sale	1,239	960
Total Assets	489,839	419,288
Total Debt	453,923	382,618
Total Other Liabilities	5,492	8,549
Total Liabilities	459,415	391,167
Total Shareholders’ Equity	30,424	28,121
Shareholders’ Equity per Common Share	6.79	6.31

Credit Quality Data	As of or For the Six Months Ended Oct 31, 2006	As of or For the Six Months Ended Oct 31, 2005

Receivables Held for Investment:
30 + days past due Number of Loans	0.7%	1.0%
$Amount	0.4%	0.5%
Net Charge-offs as a% of average receivables	2.4%	2.6%
Net Charge-offs for the period ending	$4,799	$3,706

SOURCE  First Investors Financial Services Group, Inc.
          -0-                                                            12/06/2006
          /CONTACT:  Bennie H. Duck of First Investors Financial Services Group, Inc., +1-713-977-2600/
          (FIFS)